Theravance Reports First Quarter 2006 Financial Results

SOUTH SAN FRANCISCO, CA -- 04/27/2006 -- Theravance, Inc. (NASDAQ: THRX) reported today its financial results for the first quarter ended March 31, 2006. The net loss for the first quarter of 2006 was $49.0 million compared to $31.5 million during the same period of 2005, an increase of $17.5 million. The higher loss was primarily due to increased research and development costs associated with telavancin Phase 3 clinical programs and additional stock-based compensation expense associated with the adoption of the Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment" (SFAS 123(R)).

"The Company continues to make progress with its clinical pipeline and has strengthened its overall financial position," said Rick E Winningham, Chief Executive Officer. "In particular, we recently initiated the Phase 2b program with 159797 in our Beyond Advair collaboration with GlaxoSmithKline. We are also nearing completion of enrollment in our Phase 3 telavancin complicated skin and skin structure infection program."

Program Highlights

Bacterial Infections Programs

Telavancin

Enrollment in our Phase 3 studies for the treatment of patients with complicated skin and skin structure infections (cSSSI) recently exceeded 1,500 patients and enrollment is on track to be completed during the first half of 2006. In our hospital-acquired pneumonia (HAP) program, we continue to target completion of enrollment in late 2006, a challenging goal.

At the recent 16th ECCMID (European Congress of Clinical Microbiology and Infectious Diseases), Theravance and Astellas Pharma Inc. (Astellas) presented seven posters containing data on susceptibility of bacterial isolates in vitro and the results of in vivo models of endocarditis and bacteremic peritonitis.

Heterodimer

We recently initiated Phase 1 studies of our unique heterodimer antibiotic compound, TD-1792, that combines the antibacterial activities of a glycopeptide and a beta-lactam in one molecule.

Respiratory Programs

Beyond Advair

On April 20, 2006, the Company announced that GlaxoSmithKline (GSK) recently enrolled the first patient in the Beyond Advair Phase 2b clinical program with our long-acting beta2 agonist (LABA) compound 159797 in patients with mild to moderate asthma. Two additional compounds, 642444 and 159802, continue to progress in clinical development.

Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

Phase 1 studies were recently initiated with the lead compound, 961081 (formerly TD-5959), a bifunctional compound that has both muscarinic antagonist as well as beta2 agonist activity.

Gastrointestinal Motility Dysfunction Program

TD-5108 has completed single dose Phase 1 studies and has moved into multiple dose Phase 1 studies.

Financial Results

Revenue

Revenue was $4.3 million in the first quarter of 2006 compared to $2.8 million in the same period of 2005. This increase was due to higher amortization of upfront and milestone payments received from the Company's partnerships with GSK and Astellas. All payments received to date under these agreements are being amortized over the relevant performance periods rather than recognized when received.

Research and Development

Research and development spending for the first quarter of 2006 increased to $48.7 million compared to $30.2 million for the same period of 2005. This increase was primarily driven by higher external research and development costs associated with our two Phase 3 programs for telavancin and the impact of SFAS 123(R). Total research and development stock-based compensation expense for the three months ended March 31, 2006 was $3.0 million compared to $0.8 million for the same period in 2005. Total external research and development costs were $30.3 million in the first quarter of 2006 compared to $16.1 million in the same period of 2005.

General and Administrative

General and administrative costs for the first quarter of 2006 increased to $7.3 million compared to $5.6 million in the same period of 2005 primarily driven by the adoption of SFAS 123(R) and higher employee costs. Total general and administrative stock-based compensation expense for the first quarter of 2006 was $2.0 million compared to $0.6 million for the same period last year.

Cash and Cash Equivalents

Cash, cash equivalents and marketable securities totaled $298.8 million as of March 31, 2006, an increase of $98.8 million during the quarter. This increase was due to the receipt of approximately $139.8 million, net of issuance costs, from our secondary public offering in February of 2006, offset by net cash usage of approximately $41.0 million during the first quarter.

Conference Call and Webcast Information

As previously announced, the Company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 800-810-0924 from the U.S., or 913-981-4900 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the Company's web site for 30 days through May 27, 2006. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on May 27, 2006 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 7484051.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, two are in late stage -- its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc. and the Beyond Advair collaboration with GlaxoSmithKline. By leveraging its proprietary insight of multivalency to drug discovery focused on validated targets, Theravance is pursuing a next generation drug discovery strategy designed to discover superior medicines in large markets. For more information, please visit the company's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals, timing and expected results of clinical and preclinical studies, statements regarding the potential benefits and mechanisms of action of drug candidates, the enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Item 1A of Theravance's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission (SEC) on March 10, 2006, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

                             THERAVANCE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (In thousands, except per share data)

                                                     Three Months Ended
                                                          March 31,
                                                  ------------------------
                                                      2006         2005
                                                  -----------  -----------
                                                  (unaudited)  (unaudited)

 Revenue (1)                                      $     4,296  $     2,757

 Operating expenses:
  Research and development (2)                         48,708       30,197
  General and administrative (2)                        7,274        5,636

                                                  -----------  -----------
 Total operating expenses                              55,982       35,833
                                                  -----------  -----------

 Loss from operations                                 (51,686)     (33,076)

 Interest and other income, net                         2,885        1,818
 Interest expense                                        (151)        (193)
                                                  -----------  -----------
 Net loss                                         $   (48,952) $   (31,451)
                                                  ===========  ===========
 Net loss per share (3)                           $     (0.86) $     (0.59)
                                                  ===========  ===========

 Shares used in computing net loss per share (3)       56,871       52,888
                                                  ===========  ===========
 Shares outstanding at the end of the period (3)       59,432       53,128
                                                  ===========  ===========

(1) Revenue includes amounts from GSK, a related party, of $3.0 million for the three months ended March 31, 2006 and $2.8 million for the three months ended March 31, 2005.

(2)  Amounts include stock-based compensation expense for the three months ended March 31 are as follows (in thousands):

                                                      2006        2005
                                                  -----------  -----------
     Research and development                     $     3,046  $       842
     General and administrative                   $     1,967  $       566
                                                  -----------  -----------
     Total stock-based compensation expense       $     5,013  $     1,408

(3) Shares used in computing net loss per share exclude approximately 10.6 million and 10.4 million shares issuable upon exercise of outstanding stock options and warrants and shares subject to repurchase as of
    March 31, 2006 and 2005, respectively, as their effect would be antidilutive.

                             THERAVANCE, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                  (In thousands, except per share data)

                                                    March 31,  December 31,
                                                       2006        2005
                                                    ----------- -----------
                                                    (unaudited)     (2)

 Assets
  Cash, cash equivalents and marketable securities  $   258,595 $   161,925
  Other current assets                                    8,321       4,893
  Marketable securities - non-current                    40,159      38,084
  Property and equipment, net                            13,419      13,180
  Other assets                                            6,840       6,753
                                                    ----------- -----------
 Total assets                                       $   327,334 $   224,835
                                                    =========== ===========

 Liabilities and stockholders' equity
  Current liabilities, net of current portion of
   deferred revenue (1)                             $    35,632 $    31,179
  Deferred revenue (1)                                  127,947     128,245
  Other long-term liabilities                             6,235       5,827

  Stockholders' equity                                  157,520      59,584
                                                    ----------- -----------
 Total liabilities and stockholders' equity         $   327,334 $   224,835
                                                    =========== ===========

(1) Deferred revenue includes the current portion of $17.5 million and
    $17.0 million as of March 31, 2006 and December 31, 2005, respectively.
    The net decrease in total deferred revenue is a result of the amortization of deferred revenue partially offset by additional upfront and milestone payments that were earned under the Company's strategic alliance with GSK and its collaboration with Astellas.

(2) The condensed consolidated balance sheet amounts at December 31, 2005 are derived from audited financial statements.

Contact Information:
Investors
Theravance, Inc.
Mike Aguiar
SVP, Chief Financial Officer
650-808-4100
maguiar@theravance.com

Media
Theravance, Inc.
David Brinkley
SVP, Commercial Development
650-808-3784
dbrinkley@theravance.com